Exhibit 10.3
[ * ]
SPECIAL BUSINESS PROVISIONS

THESE SPECIAL BUSINESS PROVISIONS (“SBP”) are entered into as of August 2 , 2005 and effective as of July 1, 2005 by and between Titanium Metals Corporation (“TIMET”), a Delaware corporation with its principal office in Denver, Colorado (“Seller”), and The Boeing Company, a Delaware corporation acting by and through its Boeing Commercial Airplanes division (“Boeing”). Hereinafter, Seller and Boeing may be referred to each as a “Party” and jointly as “Parties” hereto.

Now, therefore, in consideration of the mutual covenants set forth herein, the Parties agree as follows:

1.0 DEFINITIONS

The definitions used herein are the same as those used in the GTA. In addition, the following terms are defined as follows:

A.	[ * ]

B.	“Contract,” “hereof,” “hereto,” “herein” and similar terms mean this Special Business Provisions, including all Attachments, Exhibits and Documents, and all amendments, modifications and supplements hereto.

C.	“Drawing” means an electronic or manual depiction of graphics or technical information representing a Product or any part thereof and which includes the parts list and specifications relating thereto.

D.	“Engineering Release” means engineering Drawings or other Documents, approved by Boeing and released through Boeing’s engineering Drawing release system, that define the design requirements of any Product.

E.	“Integrated Product Team” or “IPT” or “Design Build Team” or “DBT” means a team composed of representatives from engineering, operations, SM&P, design-to-cost and other disciplines as Boeing shall specify, whose objective is to optimize designs for cost, weight, performance and producibility.

F.	“Manufacturing Work Package” or “Work Package” means manufacturing effort that Seller will provide under this SBP.

G.	“Miscellaneous Work” is Seller-performed work or services that includes, but is not limited to, provision of additional test articles, test support, field support and Boeing-used supplier facilities.

H.	“Obsolescence” means the discontinuation of the requirement for any Product as a result of engineering or manufacturing change, which has rendered such Product no longer usable in the production of the Program Airplane or any Derivative.

I.	“Person” means any individual, partnership, corporation, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof or any other entity.

J.	“Price” means the amount to be paid by Boeing to Seller for any Product in accordance with the terms of this SBP.

K.	“Prior Agreement” means the “Purchase and Sale Agreement (for titanium products)” between the Parties amended and restated effective April 19, 2001.

L.	“Program” means the design, development, marketing, manufacture, sales and customer support of Program Airplanes, Derivatives and other Products.

M.	“Program Airplane” means a commercial transport aircraft incorporating advanced technology and having a model designation of 737, 747, 767, 787 for which Seller shall provide any Product pursuant to this SBP.

N.	“Value Engineering” is a single component of total cost management designed to leverage BCA and Supplier Engineering resources to reduce costs (to Sellers) and prices (to Boeing) for Products through engineering changes in requirements, processes, or designs which in no way reduce airplane safety, performance, maintainability, reliability, producibility or capability.

2.0	CONTRACT FORMATION

2.1 Order

Any Order to which this SBP applies will include a statement incorporating this SBP by reference unless otherwise specifically agreed to in writing by the parties.

Each such Order will be governed by and be deemed to include the provisions of this SBP.

2.1.1 2.1.2	[ * ] Issuance of Orders for Products and Services

Boeing will notify Seller of its requirements for any Product and for any Service under this SBP by issuing Orders in accordance with the provisions of the GTA. Only Boeing or its designated Service Provider may issue Orders hereunder. Such Orders will authorize performance, indicate Price (which is determined in accordance with Attachment 1), establish schedule for delivery or performance in accordance with then-applicable lead times, provide identification of any such Product or Service, indicate the part number for which the Products are being supplied and effect payment and accountability. Any such Order shall include a statement incorporating this SBP by reference and shall be governed by and be deemed to include the provisions of this SBP. [ * ]

2.2 Entire Agreement

This SBP (and all of the documents incorporated herein and made a part hereof) sets forth the entire agreement between the Parties pertaining to the subject matter hereof. Provided, however, that the Parties are also parties to the following agreements which shall remain in effect: (1) Proprietary Information Agreement effective as of May 2, 2003; (2) Proprietary Information Agreement effective as of August 2, 2005; (3) Buffer Agreement; (4) Electronic Commerce Trading Partner Agreement dated as of June 14, 2003.

The Order shall be governed by and be deemed to include the provisions of this GTA and SBP and sets forth the entire agreement, and supersedes any and all other prior agreements, understandings and communications between Boeing and Seller related to the subject matter of an Order. Except as provided elsewhere herein or in the GTA, the rights and remedies afforded to Boeing and Seller pursuant to any provisions of an Order are in addition to any other rights and remedies afforded by law or otherwise.

2.3 Incorporated by Reference

General Terms Agreement (“GTA”) [ * ] dated August 2, 2005 and effective as of July 1, 2005 is incorporated in and made a part of this SBP by this reference.

Whenever agreed to by the Parties, an Administrative Agreement (“AA”) shall be incorporated in and made a part of this SBP.

In addition to any other documents incorporated elsewhere in this SBP or GTA by reference, the documents set forth in Section 2.3.1 shall be incorporated in and made a part of this SBP by reference with full force and effect, as if set out in full text. It is Seller’s responsibility to comply with the latest revision of these documents subject to the provisions contained in Section 2.3.2.

2.3.1 Supporting Documentation and Priority

All Documents (as this term is herein defined) are by this reference incorporated herein and made a part of this SBP subject to the requirements of Section 2.3. For purposes of this SBP, “Document” means all specifications, Drawings, documents, publications and other similar materials, whether in a tangible or intangible form, as exist on the date of this Contract, which relate to the manufacture and sale of Products or the provision of Services to Boeing pursuant to this SBP, including, but not limited to, the Documents listed below, and any other Documents specifically referred to in this SBP or in such other Documents. Reference in any Document to “Contractor” or “Seller” or “Supplier” shall mean Seller for the purposes of this SBP. In the event of any inconsistency between the terms and conditions of this SBP and the terms and conditions of any Document, the terms and conditions of the SBP shall control. In the event any provisions of any Document or Documents conflict among themselves, Boeing and Seller will jointly resolve such conflict and revise such Document or Documents accordingly. In resolving any such conflicts, this SBP shall be read as a whole and in a manner most likely to accomplish its purposes.

2.3.2 Revision of Documents

Subject to the terms of SBP Section 2.3, Boeing may at any time amend or revise any Document prepared by Boeing; provided, however, that (a) Boeing shall have supplied any such amendment or revision to Seller in writing within a reasonable amount of time prior to its effective date, (b) Seller will implement such amendment or revision as quickly as possible, subject to paragraph (d) below, (c) if such change increases or decreases the cost or time required to perform any Order, Boeing and Seller shall negotiate an equitable adjustment in the price or schedule, or both, to reflect the increase or decrease, including the application of any required Cost Adjustment Element as described in Attachment 1 to SBP to reasonably and fairly compensate for the effect of such amendment or revision and (d) if Seller is unable to implement any of the amendments or revisions Boeing and Seller will negotiate regarding such implementation, and except that stated addresses and designees for each Party contained therein may be modified unilaterally by such Party, and any modification of any Document executed by Seller must be reflected promptly therein by amendment thereto.

2.3.3 Compliance

Seller shall, subject to the terms of this SBP Section 2.3, promptly comply with the provisions of all Documents, including any revisions subject to SBP Section 2.3.2 thereto.

2.3.4	List of Certain Documents
[ * ] 2.4	Order of Precedence

In the event of a conflict or inconsistency between any of the terms of the following Documents, the following order of precedence shall control:

[ * ]

In resolving any such conflicts, these documents shall be read as a whole and in a manner most likely to accomplish their purposes.

Each Party shall promptly report to the other Party in writing any inconsistencies discovered in these Documents, even if the inconsistency is resolvable using the above rules.

2.5 Survival

Without limiting any other survival provision contained herein and notwithstanding any other provision of this SBP or the GTA to the contrary, the representations, covenants, agreements and obligations of the Parties set forth in GTA Section 8.5 “Retention of Records”, GTA Section 12.3 “Seller’s Claim”, GTA Section 16.0 “Termination or Wrongful Cancellation”, GTA Section 18.0 “Responsibility for Property”, GTA Section 20.0 ‘ Proprietary Information and Items”, GTA Section 24.0 “Boeing’s Rights in Seller’s Patents, Copyrights, Trade Secrets and Tooling”, GTA Section 27.0 “Property Insurance”, GTA Section 29.0 “Non-Waiver/Partial Invalidity”, this SBP Section 2.5 “Survival”, SBP Section 5.0 “Applicable Law”, SBP Section 29.0 “On-Site Support”(if applicable), and SBP Section 43.0 “Supplements and Modifications”(if applicable), shall survive any cancellation, termination or expiration of this SBP, any assignment of this SBP or any payment and performance of any or all of the other obligations of the Parties hereunder. Termination or cancellation of any part of this SBP shall not alter or affect any part of this SBP that has not been terminated or cancelled.

3.0 3.1 3.1.1	PERIOD OF PERFORMANCE AND PRICES Performance Period of Performance

The period of performance for this SBP shall be from the effective date identified in the first paragraph of this SBP and ending December 31, 2010.

3.1.2 Extension of Contract

Seller and Boeing may extend the period of performance of this SBP by mutual written agreement of both parties. Boeing and Seller shall endeavor to reach any such agreement regarding extension no later than [ * ]

Notwithstanding the provisions herein, each Party reserves the right to commence new negotiations with the other Party concerning pricing and other terms for additional quantities of Products.

3.2 Pricing

3.2.1 Product Pricing

The Prices of Products ordered and scheduled for delivery under this SBP on or after

[ * ] are set forth in SBP Attachment 1. Prices are in United States Dollars.

A list of Seller’s traditional shipping locations is included as Attachment 22.

[ * ]

In addition, when the Products will be imported into the United States by way of aircraft, the Seller has the responsibility of requiring, and ensuring, that the forwarder/carrier provide, via email, a pre-alert and confirmed on-board notification to Boeing’s contracted broker no less than [ * ] prior to the shipment’s leaving the port of export. The pre-alert must include a copy of the completed commercial invoice, the airway bill, flight details, and confirmed on-board information. For identification of Boeing’s contracted broker contact Boeing Traffic at http://www.boeing.com/companyoffices/doingbiz/flash.html.

3.2.2 Manufacturing Configuration

Unit pricing for each Product or part number shown in SBP Attachment 1 is based on the latest revisions of the Specifications at the time of the signing of this SBP and any amendments thereof, subject to GTA Section 10.

3.2.3 Packaging

The Prices shown in SBP Attachment 1 include all normal and reasonable packaging costs (normal and reasonable packaging is further described in GTA Section 7). For export shipments or shipments requiring packaging in excess of normal packaging, Boeing shall pay for such additional packaging charges. Seller shall package Product in accordance with the applicable requirements set forth in the GTA for the location issuing the Order, as appropriate. Upon Boeing’s request, Seller will provide discreet packaging costs.

3.2.4		Local Transportation Devices
3.3	[ * ].	Subject Matter of Sale

Subject to the provisions of this SBP, Seller shall sell to Boeing and Boeing shall purchase from Seller certain Products as set forth in SBP Attachment 1. [ * ]

3.3.1	Nonrecurring Work
3.3.1.1	Tooling - General
3.3.1.2 3.3.1.3 3.3.1.4 3.3.1.5 3.3.1.6 3.3.1.7 3.3.1.8	[ * ]
Static and Fatigue Test Articles
[ * ]
Contractor-Use Tooling (also known as Seller-Use Tooling)
[ * ]
Common — Use Tooling
[ * ]
Use of Casting, Forging and Extrusion Tools
[ * ]
Initial Planning
[ * ]
Weight Status Reporting
[ * ]
Integrated Product Team

Seller shall participate and/or locate at Boeing’s facilities key personnel for Integrated Product Teams as requested by Boeing.

3.4		Type Design and Type Certification Data Development and Protection
3.5 4.0	[ * ] [ * ]	Seller Authorized Representative (AR) Requirements and Obligations GOVERNING QUALITY ASSURANCE REQUIREMENTS

In addition to those general quality assurance requirements set forth in the GTA, the work performed under this SBP shall be in accordance with the requirements set forth in SBP Attachment 10.

4.1		Seller Authorized Representative (AR) Requirements and Obligations
5.0	[ * ]	APPLICABLE LAW

This Contract shall be governed by the laws of the State of Washington. No consideration shall be given to Washington’s conflict of law rules. This Contract excludes the application of the 1980 United Nations Convention on Contracts for the International Sale of Goods. Seller hereby irrevocably consents to and submits itself to the jurisdiction of the applicable courts of King County Washington and the federal courts of Washington State for the purpose of any suit, action or other judicial proceeding arising out of or connected with any Order or the performance or subject matter thereof. Seller hereby waives and agrees not to assert by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that (a) Seller is not personally subject to the jurisdiction of the above-named courts, (b) the suit, action or proceeding is brought in an inconvenient forum or (c) the venue of the suit, action or proceeding is improper.

6.0	PRODUCT SUPPORT AND ASSURANCE; ON TIME DELIVERY
6.1	Warranty
[ * ]

6.1.1	Claim Against Seller

Any claim against Seller for breach of the warranties set forth in this Section 6.1 shall be made in writing no later than [ * ] after delivery of such Product by Seller, after which time any such claim shall be deemed waived and barred.

6.1.2 Implied Warranty

[ * ]

6.1.3 Permitted Assignees

This warranty shall run to Boeing, its successors, and their permitted assignees. Products required to be repaired, corrected or replaced shall be subject to this SBP Section 6.1 and GTA Section 8.3 “Boeing’s Inspection and Rejection” in the same manner and to the same extent as Products originally delivered under this SBP, but only as to the repaired, corrected or replaced part or parts thereof. Even if the Parties disagree about the existence of a breach of this warranty, Seller shall promptly comply with Boeing’s direction to: [ * ] If the Parties later determine that Seller did not breach this warranty, the Parties shall equitably adjust the invoiced amounts.

6.2	Integrated Materials Management (IMM) Program

If requested by Boeing, Seller shall, as may be applicable for a materials supplier, participate in and support Boeing’s Integrated Materials Management (IMM) Program pursuant to terms and conditions mutually agreed upon in writing by the Parties that will achieve an efficient and low cost supply chain infrastructure pursuant to the goals and strategies of the IMM Program as set forth below:

A.	Provide a Boeing integrated solution for customers’ material management operations;

B.	Provide guaranteed service levels to customers’ maintenance operations;

C.	Reduce inventory and process costs with better service levels to customers;

D.	Enable supply chain and customers to reduce costs and share benefits.

IMM on-site functions may be located at customers’ facilities and may include, demand planning, inventory management, repair and overhaul services and replenishment management. IMM global functions may include, planning and collaboration, global operations, systems integration, network supplier management, global logistics management, quality assurance, human resources, parts/services engineering, finance and accounting, communications, product development.

[ * ] 7.0 7.1	PAYMENT Recurring Price

Unless otherwise provided under the applicable Order or written agreement between the Parties, payment shall be [ * ] All payments shall be in United States Dollars.

Except as otherwise provided on an applicable Order identifying Pay-From Receipt, payment due dates, including discount periods, shall be computed from the later of (a) the invoice date for the Product or (b) the date of receipt of a correct (proper) invoice. Any discount shall not apply to freight or other specified charges. All payments are subject to adjustment for shortages, credits and rejections. [ * ]

Boeing may dispute payment amounts due, provided that Boeing provides a complete reason as to the dispute. Once a dispute has been resolved, payment terms will be [ * ] from the date of resolution.

In the event Boeing fails to make payments when due, Seller reserves the right to assert whatever remedies it may have under law.

7.2		Nonrecurring Price/Special Charges
[ * ]

7.3		Payment Method

All payments hereunder shall be made by Boeing through Seller’s automated payment system.

7.4	Payment Errors

If an error in payment (over payment or under payment) is discovered by Boeing or Seller, a written notification will be submitted to the other Party and resolution of the error will occur in a timely manner after discovery of such error.

7.5	Credit for Certain Orders
[ * ] 8.0	SCHEDULE ACCELERATION/DECELERATION

In addition to Boeing’s right to direct a change in quantity or schedule under GTA Section 10.0, upon receipt of written notification from Boeing’s Procurement Representative of Boeing’s desire to increase its quantity or accelerate schedule requirements (“Acceleration Request”) and/or decrease its quantity or decelerate schedule requirements by canceling all or any part of an Order or push out the delivery date(s) specified on any Order (“Deceleration Request”);

(a) In the event of an Acceleration Request, Boeing shall provide written notification to Seller specifying all demand and prioritization information. Seller shall provide, in cooperation with Boeing, a formal proposal specifying the manner and extent to which Seller can address Boeing’s demand requirements and enumerating the anticipated additional costs resulting from various action proposals that may be made by Seller. Based on Boeing’s feedback Seller will develop a milestone chart, implement the agreed upon action proposal and provide ongoing status reports.

(b) In the event of a Deceleration Request, Boeing shall provide to Seller written notification of any anticipated deceleration as soon as possible prior to the effectiveness of the deceleration request. Seller shall, at no added cost to Boeing, accept the cancellation of all or any part of an Order or permit Boeing to push-out the delivery dates on Orders, with respect only to Orders for which the delivery dates are later than the then-effective manufacturing lead-times described in SBP Section 12.5.

Provided, however, that Seller’s obligations under this SBP Section 8.0 shall be limited to circumstances in which Boeing experiences “significant and sudden” changes to its program(s) build rates and/or model/fleet specific program.

9.0 NOTICES

9.1 Addresses

For all matters requiring the approval or consent of either Party, such approval or consent shall be requested in writing and is not effective until given in writing. Notices shall be deemed delivered (a) on the business day when personally delivered or when received by e-mail, (b) one (1) business day after deposit with a recognized overnight business delivery service, or (c) on the business day when sent by verified facsimile to the facsimile number provided in this Section 9.1, with original forwarded by recognized overnight business delivery service. Notices and other communications shall be given in writing by personal delivery, recognized overnight business delivery service, facsimile, or electronic transmission addressed to the respective party as follows:

To Boeing: Attention: [ * ]

To Seller: Titanium Metals Corporation [ * ] Facsimile: [ * ]	BOEING COMMERCIAL AIRPLANES GLOBAL PARTNERS [ * ] E-mail: [ * ] Facsimile: [ * ] Attention: [ * ] E-mail: [ * ]

And:

Attention: [ * ] Titanium Metals Corporation [ * ] E-mail: [ * ] Facsimile: [ * ]

Any Party may change its address or facsimile number by giving notice to the others in accordance with the provisions of this Section 9.1.

10.0	OBLIGATION TO PURCHASE AND SELL/VOLUME AND SHARE/ REMEDIES

Boeing agrees to purchase from Seller and Seller agrees to supply to Boeing the Products, on the terms and subject to the conditions contained in the Contract.

11.0 COST PERFORMANCE VISIBILITY

Consistent with the limitations identified in GTA Section 9.0, when requested by Boeing, Seller shall provide all necessary cost support data, source documents for direct and indirect costs, and assistance at the Seller’s facility in support of cost and performance reviews performed by the Parties pursuant to cost reduction initiatives as set forth in SBP Section 12.6.

The Cost Performance Review (CPR) process is the tool which the Parties will use to measure Seller’s performance against the goals and objectives of Boeing as set forth in SBP Section 12.6. Boeing and Seller shall implement a structured process called CPR to review and identify areas, processes and strategies to reduce or eliminate costs for the Product(s) set forth in this SBP. The CPR process will address those activities which are a direct result of both Parties’ involvement. Seller will use commercially reasonable efforts to provide the resources and data sufficient to support the CPR process in accordance with the structure set forth in SBP Attachment 9.

12.0	CHANGE PROVISIONS
12.1 12.2 [ * ] 12.3	[ * ] Computation of Equitable Adjustment Obsolescence

Seller may not submit a claim for obsolete material or Product in its possession resulting from an individual change order or termination that has a total claim value of

[ * ] or less. 12.4 12.5 [ * ] 12.6	Change Absorption (Nonrecurring/Recurring) Planning Schedule/Forecasting Total Cost Management/Lean Manufacturing Process Improvement

A. Total Cost Management
[ * ]

B.	Boeing Generated Technical and Cost Improvement

[ * ]

C.	Lean Manufacturing/Process Improvement

[ * ]

D.	Cooperation on Research and Development Initiatives

12.7 12.8 12.9 [ * ]	[ * ]	[ * ] [ * ] Derivative Aircraft

13.0 13.1	SPARES AND OTHER PRICING Spares

For purposes of SBP Section 13.0, the following requirements and definitions shall apply:

A.	AIRCRAFT ON GROUND (AOG) — means the highest Spares priority. Seller will expend best efforts to provide the earliest possible shipment of any Spare designated AOG by Boeing. Such effort includes but is not limited to working twenty-four (24) hours a day, seven days a week and use of premium transportation. Provided, however, that all additional costs, if any, incurred by Seller as a result of such prioritization requests from Boeing shall be paid by Boeing. Seller shall contact Boeing upon receipt of any AOG Spare request to confirm the accuracy and priority of the request. Seller shall provide Boeing with the anticipated additional cost, if any, associated with complying with the AOG Spare request and shall use best efforts to specify the delivery date of any such AOG Spare within [ * ] of receipt of an AOG Spare request. Seller shall only proceed to take action upon such AOG Spare request after receiving written direction from Boeing to proceed.

B.	DEMAND DATE – means a date provided to Seller by Boeing when Boeing wants the Product(s) on-dock. Seller will use best efforts to provide a commitment to Boeing no later than [ * ] from notification of demand date.

C.	SELLER’S FULL MANUFACTURING LEADTIME SPARE — means a Spare in which the Demand Date is equal to or greater than Seller’s normal manufacturing lead-time or the Demand Date is less than Seller’s normal manufacturing lead-time but Seller’s best effort commitment is Seller’s normal manufacturing lead-time.

D.	SELLER’S LESS THAN FULL MANUFACTURING LEADTIME SPARE — means a Spare in which the Demand Date is less than Seller’s normal manufacturing lead-time and Seller’s best effort commitment to meet the Demand Date is less than Seller’s normal manufacturing lead-time

E.	PURCHASED ON ASSEMBLY REQUIREMENT (POA) [ * ].

F.	IN-PRODUCTION SPARE — means any Spare which is in the current engineering configuration for the Product and is used on a model aircraft currently being manufactured by Boeing at the time of the Order.

G.	NON-PRODUCTION SPARE — means any Spare which is used on model aircraft no longer being manufactured by Boeing (Post Production) or is in a non-current engineering configuration for the Product (Out of Production).

H.	BOEING PROPRIETARY SPARE — means any Spare, which is manufactured (i) by Boeing, or (ii) to Boeing’s detailed designs with Boeing’s authorization or (iii) in whole or in part using Boeing’s Proprietary Materials.

13.1.1 Spares Support

The Demand Date initiative is Boeing’s means of providing Seller greater visibility of Customer requirements and expectations for Spares. Seller agrees to work with Boeing during the term of this SBP to identify and address those elements in the manufacturing or support processes which are critical to supporting the Demand Date initiative. Where possible, the Parties will work to improve those critical elements.

Seller shall provide Boeing with the name and number of a twenty-four (24) hour contact for coordination of AOG requirements. Such contact shall be equivalent to the coverage provided by Boeing to its Customers as outlined in SBP Attachment 4 “Boeing AOG Coverage”.

Seller shall notify Boeing as soon as possible via fax, telecon, or as otherwise agreed to by the Parties of each AOG requirement shipment using the form identified in SBP Attachment 5 “Boeing AOG Shipping Notification”. Such notification shall include time and date shipped, quantity shipped, Order, pack slip, method of transportation and air bill if applicable. Seller shall also notify Boeing immediately upon the discovery of any delays in shipment of any requirement and identify the earliest revised shipment possible.

13.1.2 Reclassification or Re-exercises

Boeing may instruct Seller to re-prioritize or reclassify an existing requirement in order to improve or otherwise change the established shipping schedule. Seller shall use best efforts to meet the revised requirement as set forth above in the definitions of the requirements, subject to Boeing’s responsibility for all additional costs, if any, caused thereby. Seller’s commitment of a delivery schedule shall be given in accordance with that set forth above for the applicable classification but in no case shall it exceed [ * ] from notification by Boeing.

13.1.3	Spare Pricing
[ * ]
13.1.3.1	Aircraft on Ground (AOG) Requirement
[ * ]
13.1.3.2	Seller’s Less Than Manufacturing Lead-time Spare
[ * ]

13.1.3	Spare Pricing
[ * ]
13.1.3.1	Aircraft on Ground (AOG) Requirement
[ * ]
13.1.3.2	Seller’s Less Than Manufacturing Lead-time Spare
[ * ]

13.1.4	Spares Special Handling

[ * ] If Boeing directs delivery of Spares to a place other than that designated in SBP Section 3.2.1, Boeing shall reimburse Seller for shipping charges, including insurance, paid by Seller to the designated place of delivery which exceed the original cost of shipping contemplated in this SBP. Such charges shall be shown separately on all invoices.

13.2 Expedite of Production Requirements

Any expedite charges to be paid for short flow production requirements shall be pre-approved by the Procurement Representative. Seller shall provide data to verify expedite charges. If Seller fails to meet their committed delivery, Boeing shall not be obligated to pay the agreed upon amount.

13.3		Tooling
13.3.1		Responsible Party
13.3.2 13.3.3 13.3.3.1 13.3.3.2 13.3.3.3 13.3.3.4	[ * ] [ * ] [ * ] [ * ] [ * ] [ * ] [ * ]	Boeing Furnished Tooling Additional Tooling Requirement Title to Tooling Use and Disposition of Tooling Accountability for Tooling Certified Tool Lists

13.3	Tooling
13.3.1	Responsible Party

13.4 [ * ] 13.5 13.5.1	Pricing of Boeing’s Supporting Requirements Pricing of Requirements for Modification or Retrofit Boeing Responsibility or Regulatory Requirement

[ * ]

13.5.2	Contract Aftermarket Modification or Retrofit Work Performed by Boeing

[ * ]
13.6	Pricing of Similar Products
[ * ] 14.0 14.1	STATUS REPORTS/REVIEWS General Reports / Reviews

When requested by Boeing, Seller shall update and submit, at a minimum, monthly status reports or data requested by Boeing using a method mutually agreed upon by Boeing and Seller. Boeing has the right to impose more frequent reporting on Seller to achieve program objectives.

When requested by Boeing, Seller shall provide to Boeing a manufacturing milestone chart identifying the major purchasing, planning and manufacturing operations for the applicable Product(s).

Program reviews will be held at Seller’s facility or Boeing’s facilities as reasonably requested by Boeing. The topics of these reviews may include raw material status, manufacturing status, production status, Seller’s current and future capacity assessments, inventory, Boeing’s requirements, changes, forecasts and other issues pertinent to Seller’s performance under this SBP. Reviews will allow formal presentations and discussion of status reports as set forth above.

14.2	Diversity Reporting
14.3	[ * ] Program Manager

Seller will assign one or more persons to perform program manager responsibilities to oversee and manage Seller’s and Boeing’s performance hereunder.

14.4		Certified Tool List
14.5	[ * ]	Problem Reports

Seller shall provide a detailed report notifying Boeing of program problems/issues that could impact Seller’s ability to deliver Products on time and otherwise in conformance with the terms of the GTA and SBP. The report shall contain a detailed description of the problem, impact on the program or affected tasks, and corrective/remedial action, with a recovery schedule. Submittal of a report in no way relieves Seller of any obligations under the GTA and SBP nor does it constitute a waiver of any rights and remedies Boeing may have with respect to any default.

Problem reports shall be submitted to the Boeing Procurement Representative on a weekly basis. In special circumstances, Seller will notify Boeing promptly of critical issues and may provide a written report of a critical issue in advance of the weekly report). Status reports may include, but are not limited to, the following topics, as applicable given the circumstances:

A.	Delivery schedule updates, schedule impact issues and corrective action;

B.	Technical/manufacturing progress since the previous report period, including significant accomplishments, breakthroughs, problems and solutions;

C.	Identification of changes to key manpower or staffing levels;

D.	Identification of the critical events/activities expected within the next month and a discussion of potential risk factors;

E.	Progress on open action items, including closure dates;

F.	Raw material status;

G.	Identification of quality and manufacturing issues and resolutions;

[ * ] 14.6	[ * ]

15.0	INTERNATIONAL COOPERATION

15.1	Market Access and Sales Support

Seller agrees to use commercially reasonable efforts to work with Boeing to develop a contracting strategy, which supports Boeing’s market access, and international business strategy. Boeing and Seller agree to work together to identify countries where Seller may subcontract in support of Boeing’s market access and international business strategy. With respect to work covered by this SBP, and if requested by Boeing, Seller agrees to use commercially reasonable efforts to procure from subcontractors or suppliers, in countries selected by Boeing, goods and services relating to Seller’s performance of this Contract. Such direction may occur at any time during the performance of this SBP. Although not required to do so, Seller may satisfy such support requests through purchases not related to this SBP. If Seller is requested by Boeing to subcontract any part of its Product(s) and Seller anticipates an increase or decrease to the Price for such Product(s) as a result of such direction, Seller shall immediately notify Boeing in writing. Boeing shall respond within [ * ] on whether Seller is to proceed and Boeing shall be responsible for any increase or receive credit for any decrease in the Price for such Product(s).

15.2 Offset Assistance

Seller shall use commercially reasonable efforts to cooperate with Boeing in the fulfillment of any non-United States offset program obligation that Boeing may have accepted as a condition of the sale of a Boeing product. In the event that Seller is requested by Boeing to solicit bids and/or proposals for, or to procure or offer to procure any goods or services relating to the work covered by this SBP from any source outside of the United States, Boeing shall be entitled, to the exclusion of all others, to all industrial benefits and other “offset” credits which may result from such solicitations, procurements or offers to procure. Seller shall take any actions that may be required on its part to assure that Boeing receives such credits. Seller shall document on SBP Attachment 2 all offers to contract and executed contracts with such subcontractors or suppliers including the dollars contracted. Seller shall provide to Boeing an updated copy of SBP Attachment 2 for the [ * ] ending [ * ] of each year. The reports shall be submitted on the [ * ] and the [ * ] respectively. If Seller is requested by Boeing to subcontract any part of its Product(s) to a country in which Boeing has an offset obligation, an equitable price adjustment, increase or decrease, for Seller’s costs and expenses will be made by Boeing.

15.3 Credit Against Aircraft Sales

It is understood that Boeing may wish to claim part or all of the value of this SBP as credit against a current or future Boeing offset obligation in [ * ]. The full value of this SBP shall be held in account by the governments of of [ * ] and may be applied, at Boeing’s sole determination, to satisfy any future offset obligations Boeing may accept as a condition of the sale of any Boeing product in [ * ]. Seller will use commercially reasonable efforts to assist Boeing in working with the appropriate government officials to obtain the offset credit being sought.

16.0 BOEING FURNISHED MATERIAL/SUPPLIER BANKED MATERIAL

16.1 Boeing Furnished Material

Material, including but not limited to raw material, standards, detail components and assemblies, furnished to Seller by Boeing shall be administered in accordance with a Bonded Stores Agreement between Boeing and Seller.

Seller shall provide Boeing with required on-dock dates for all material. Seller’s notice shall provide Boeing with sufficient time to competitively acquire the material if, in its sole and absolute discretion, it desires to do so.

[ * ]

17.0 PARTICIPATION

17.1 Other Boeing Entities

[ * ], Seller agrees that any Boeing division or Boeing subsidiary (“Boeing Entity”) not specifically included in this SBP may, by issuing a purchase order, work order, or other release document, place Orders through Boeing’s Service Provider or Procurement Representative under this SBP during the term hereof or any written extension thereof, under the terms, conditions and pricing specified by this SBP. Seller agrees that the prices set forth herein may be disclosed by Boeing on a confidential basis to Boeing Entities wishing to invoke this SBP Section 17.1. Seller shall notify the Boeing Procurement Representative named in SBP Section 9.0 of Boeing Entities not specifically referenced herein who frequently use this SBP.

17.2 Boeing Subcontractors / Suppliers

The Parties agree that the intent of the Contract is for all Orders by Boeing for purchases of Product should be directed to and processed by Boeing’s Service Provider or Boeing’s Procurement Representative. Seller shall not be precluded from selling its products directly to any customers who elect not to place orders through Boeing’s Service Provider.

17.3 Notification of Contract

In the event a purchaser known by Seller to be an eligible Boeing Entity places an Order for Product or services covered by this SBP but fails to reference this SBP or otherwise seek the prices established by this SBP, Seller shall notify Boeing’s Procurement Representative of such inquiry by such purchaser and seek direction from the Boeing Procurement Representative regarding the manner in which such inquiry shall be handled.

17.4		Notification of Price Reductions
18.0	[ * ]	INVENTORY AT CONTRACT COMPLETION

19.0 19.1 19.2 19.3 19.4 19.5 20.0	[ * ]	OWNERSHIP OF INTELLECTUAL PROPERTY

Technical Work Product
[ * ]
Inventions and Patents
[ * ]
Works of Authorship and Copyrights
[ * ]
Pre-Existing Inventions and Works of Authorship
[ * ]
Inapplicability
[ * ]
ADMINISTRATIVE AGREEMENTS

Administrative Agreements are used for administrative matters not specifically addressed elsewhere and set forth-certain obligations of the Parties relating to the administration of each Order. The Administrative Agreements, if any, are identified and incorporated in SBP Section 2.3.

21.0		GUARANTEED WEIGHT REQUIREMENTS
22.0 23.0	[ * ] [ * ] [ * ]	SELLER DATA REQUIREMENTS DEFERRED PAYMENT

21.0		GUARANTEED WEIGHT REQUIREMENTS

24.0 25.0 26.0	[ * ] [ * ]	SOFTWARE PROPRIETARY INFORMATION RIGHTS CONFIGURATION CONTROL INFRINGEMENT

Except as provided hereinbelow, Seller will indemnify, defend, and hold harmless Boeing and its customers from all claims, suits, actions, awards (including, but not limited to, awards based on intentional infringement of patents known to Seller at the time of such infringement, exceeding actual damages, and/or including attorneys’ fees and/or costs), liabilities, damages, costs and attorneys’ fees related to the actual or alleged infringement of any United States or foreign intellectual property right (including, but not limited to, any right in a patent, copyright, industrial design or semiconductor mask work, or based on misappropriation or wrongful use of information or documents) and arising out of the manufacture, sale or use of Products by either Boeing or its customers. Boeing and/or its customers will duly notify Seller of any such claim, suit or action; and Seller will, at its own expense, fully defend such claim, suit or action on behalf of Boeing and/or its customers. Seller shall have no obligation under this Section 26.0 with regard to any infringement arising from: (i) Seller’s compliance with Specifications issued by Boeing where infringement could not reasonably be avoided in complying with such Specifications or (ii) use or sale of Products for other than their intended application. For purposes of this Section 26.0 only, the term Customer shall not include the United States Government; the term Boeing shall include The Boeing Company and all Boeing subsidiaries and all officers, agents, and employees of Boeing or any Boeing subsidiary; and the term Seller shall include Titanium Metals Corporation and all of its subsidiaries and the respective officers, agents and employees of each.

27.0		RAW MATERIAL PROGRAM
27.1		Boeing Raw Material Strategy
27.2	[ * ]	[ * ]

28.0 DIGITIZATION OF PROPRIETARY INFORMATION AND MATERIALS

Seller grants, to Boeing a license under Seller’s copyrights for the purpose of converting such of Seller’s Proprietary Information and Materials as Boeing may have a right to know hereunder to a digital format (“Digital Materials”) and make such Digital Materials available to those of its employees who have a need to know the same for company internal use through a computer data base system. Except as otherwise specifically agreed to in writing by the Parties, said license set forth hereunder shall survive termination or cancellation of this SBP relative to Digital Materials included in Boeing’s computer data base system prior to receipt of such notice of termination or cancellation.

29.0		ON-SITE SUPPORT
29.1		Indemnification Negligence of Seller or subcontractor
29.2 29.3 29.4 29.5 29.6 29.7 29.8	[ * ] [ * ] [ * ] [ * ] [ * ] [ * ] [ * ]	Commercial General Liability Automobile Liability Workers’ Compensation Certificates of Insurance Self-Assumption Protection of Property Compliance with Boeing Site Requirements

[ * ]

30.0	BOEING TECHNICAL / MANUFACTURING ASSISTANCE REGARDING SELLER’S NONPERFORMANCE

31.0	[ * ]	U.S. CUSTOMS INVOICE REQUIREMENTS

Where appropriate, Seller will provide the necessary information for clearance through customs. Customs invoice requirements are set forth in Attachment 12 to this SBP.

32.0 STRATEGIC ALIGNMENT

[ * ]

33.0 CUSTOMS-TRADE PARTNERSHIP AGAINST TERRORISM (C-TPAT)

C-TPAT is a voluntary initiative between business and government to protect global commerce from terrorism and increase the efficiencies of global transportation. The program calls for importers, carriers and brokers to establish policies to enhance their own security practices and those of their business partners involved in their supply chain. Such practices may include but are not limited to the following:

Procedural Security –Procedures in place to protect against unmanifested material being introduced into the supply chain;

Physical Security –Buildings constructed to resist intrusion, perimeter fences, locking devices, and adequate lighting;

Access Controls –Positive identification of all employees, visitors and suppliers;

Personnel Security –Employment screening, background checks and application verifications; and

Education and Training Awareness –Security awareness training, incentives for participation in security controls.

Seller agrees to work with Boeing and appropriate industry and governmental agencies, as necessary, to develop and implement policies and procedures consistent with the C-TPAT initiative (which shall not mean that Seller is itself C-TPAT certified) to ensure the safe and secure transport of Products under this SBP.

34.0		[ * ]
35.0		DELIVERY - TITLE AND RISK OF LOSS
35.1		Delivery Point and Schedule
35.2 35.3	[ * ] [ * ] [ * ]	Delivery Schedule of Other Products and Performance of Services Transportation Routing Instructions

34.0	[ * ]
35.0	DELIVERY - TITLE AND RISK OF LOSS
35.1	Delivery Point and Schedule

35.4 35.4.1 35.5 36.0 36.1 36.2 36.3 36.4 36.5 36.6 37.0 37.1 37.2 37.2.1 37.2.2	[ * ] [ * ] [ * ] [ * ] [ * ] [ * ] [ * ] [ * ] [ * ] [ * ] [ * ] [ * ] [ * ] [ * ]	Notification of Shipment

Title and Risk of Loss

Notice of Delay — Premium Effort

PACKAGING AND SHIPPING

Product Packaging

Consolidated Shipments and Markings

Freight Charges

Packing Sheet and Test Reports

Additional Copies

Price Inclusive

ADDITIONAL QUALITY ASSURANCE REQUIREMENTS
Federal Aviation Administration Inspection

Repair Authorization

Boeing-Performed Work

Reimbursement for Repairs

34.0	[ * ]
35.0	DELIVERY - TITLE AND RISK OF LOSS
35.1	Delivery Point and Schedule

38.0 39.0 39.1 40.0 40.1 40.2 41.0 42.0 43.0 44.0 44.1 44.2	[ * ] [ * ] [ * ] [ * [ * ] [ * ] [ * ] [ * ] [ * ]	CHANGES

EXAMINATION OF RECORDS
Reports

EVENTS OF DEFAULT AND REMEDIES
Additional Event of Default Not Applicable

Interest on Overdue Amounts

CUSTOMER CONTACT

SUBCONTRACTING

SUPPLEMENTS AND MODIFICATIONS

INCREMENTAL RELEASE AND CYCLE TIME REQUIREMENTS
Incremental Release

Cycle Time Requirements

34.0	[ * ]
35.0	DELIVERY - TITLE AND RISK OF LOSS
35.1	Delivery Point and Schedule

45.0 45.1 45.2 46.0 46.1 46.2 46.3 46.4 46.5 46.6 46.7 46.8 46.9 46.10 46.11 47.0	[ * ] [ * ] [ * ] [ * ] [ * ] [ * ] [ * ] [ * ] [ * ] [ * ] [ * ] [ * ] [ * ]	SURPLUS PRODUCTS
Return of Surplus Products

Use of Surplus Products

INTEGRATED PRODUCT TEAM
Purpose

Qualifications

Removal of Personnel

Work Schedule

Equipment and Supplies

Employment Status

Team Leader

Discipline

Insurance

Indemnification

Compensation

SELLER ASSISTANCE

[ * ]

48.0	DEFINE AND CONTROL AIRPLANE CONFIGURATION / MANUFACTURING RESOURCE MANAGEMENT (DCAC/MRM)

[ * ]

49.0	ELECTRONIC ACCESS AND EXCHANGE OF DIGITAL PRODUCT DEFINITION

49.1		Exchange of Digital Product Definition Between Boeing and Seller
49.2	[ * ]	System/Software Compatibility between Boeing and Seller

[ * ]

49.3	Electronic Access, Communications and Data Exchange via Telecommunications

Any electronic communications and data exchange via telecommunications between the parties shall be pursuant to a trading partner agreement executed prior to or concurrently with this SBP. Provided, that any amendments to the SBP, change authorizations and any other matter requiring written authorization shall be communicated in writing and not solely by electronic communication.

Any electronic access to Boeing by Seller shall be pursuant to an electronic access or similar agreement.

50.0 AMENDMENT

No provision of this Contract may be changed or modified except by a writing signed on behalf of Boeing and Seller which makes express reference to this Contract.

51.0	AUTHORITY

Each individual executing this Contract below hereby certifies that this Contract has been duly approved and authorized by the party on behalf of whom such individual is executing and that such individual has been duly authorized by such party to execute this Contract on behalf of such party.

EXECUTED in duplicate as of the date and year first set forth above by the duly authorized representatives of the Parties.

BOEING	SELLER

THE BOEING COMPANY	Titanium Metals Corporation

Name: [ * ]	Name: [ * ]

Title: Procurement Agent	Title: Boeing Contract Manager

Date: August 2, 2005	Date: August 2, 2005

[ * ]